UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2019

TIMKENSTEEL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706

(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	TMST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2019, Ward J. Timken, Jr. stepped down as Chief Executive Officer and President of TimkenSteel Corporation (the “Company”) and as Chairman of the Company’s Board of Directors (the “Board”), effective immediately.

Under the terms of his Severance Agreement with the Company, Mr. Timken’s departure was treated as a termination without cause, and he will receive a lump sum cash severance payout equal in value to $4,038,012, representing two times his current base salary rate plus two times his target annual cash incentive opportunity for 2019. Mr. Timken will be eligible to receive a pro rata payout, equal to about 77%, of any 2019 annual cash incentive earned by the Company’s actual performance through the end of the year. Mr. Timken will also receive up to two years of health care coverage reimbursement under his Severance Agreement, valued at about $30,000, plus customary executive outplacement services under Company policy, valued at about $20,000.

Mr. Timken and his family (and their related parties) remain substantial shareholders in the Company. Regarding Mr. Timken’s outstanding equity awards, the Compensation Committee of the Board (the “Committee”) acted to approve pro rata termination without cause treatment for his 2019 time-based restricted stock units (“RSUs”), 2019 stock options and 2019 performance-based RSUs (“PRSUs”) under the “layoff” provisions of the applicable award agreements. For Mr. Timken’s stock options and PRSUs issued by the Company before 2019, the Committee acted to provide for similar treatment for those awards. As a result, Mr. Timken will (i) continue to vest in approximately 44,000 RSUs, (ii) accelerate vest in the remaining 79,990 and 94,750 of his 2016 and 2017 stock options, respectively, in another 101,100 of his 2018 stock options and in 46,000 of his 2019 stock options (all of which are currently underwater), and (iii) continue to vest in all 115,000 of his target 2018 PRSUs and 105,287 of his target 2019 PRSUs, with final payout results to be based on actual performance for such awards. In addition, Mr. Timken will have up to three years to exercise his vested Company stock options.

In exchange for certain of his severance benefits, Mr. Timken will execute a customary general release of claims in favor of the Company, plus will be subject to customary restrictive covenants.

On October 8, 2019, in connection with Mr. Timken’s separation from the Company, the Board appointed Terry L. Dunlap as the Company’s Interim Chief Executive Officer and President, effective immediately.

Mr. Dunlap, age 60, has been a member of the Board since August 2015. Mr. Dunlap’s experience covers many aspects of the metals industry, including sales, marketing, manufacturing, supply chain, logistics, procurement and information technology. Mr. Dunlap has been the principal at Sweetwater LLC, a consulting and investing business with a focus on manufacturing and technology, since 2015. Prior to founding Sweetwater LLC, Mr. Dunlap spent 31 years with Allegheny Technologies Inc., a diversified specialty metals producer, serving in various positions, most recently as executive vice president of ATI’s flat-rolled products group from 2011 until his retirement in December 2014. He was also president of ATI Allegheny Ludlum from 2002 to 2014 and served on the boards of two ATI Joint Venture companies. Mr. Dunlap is a past member of the Metals Service Center Institute (MSCI) national board and vice president of the Indiana University of Pennsylvania Foundation Board. Mr. Dunlap also serves on the boards of Matthews International and Ampco-Pittsburgh Corporation.

For his service as Interim Chief Executive Officer and President, Mr. Dunlap will be entitled to receive a monthly cash payment of $115,000. Mr. Dunlap will also receive a one-time RSU award with a value of approximately $1,000,000 in connection with his appointment that will generally vest upon the one-year anniversary of the grant of the award. Mr. Dunlap will continue to receive the monthly cash payment for at least a one-year period and his RSU award will continue to vest unless Mr. Dunlap voluntarily resigns or is terminated for cause prior to the one-year anniversary of his appointment.

Item 7.01.	Regulation FD Disclosure.

On October 9, 2019, the Company issued a press release announcing the appointment of Mr. Dunlap and the separation of Mr. Timken. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release is also available on the Company’s website at www.timkensteel.com.

The information in this Item 7.01 on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 9, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TIMKENSTEEL CORPORATION

Date: October 9, 2019	By:	/s/ Frank A. DiPiero
		Name:	Frank A. DiPiero
		Title:	Executive Vice President, General Counsel and Secretary